Exhibit 99.1

AdCare Health Systems Announces Notice of Noncompliance with NYSE MKT Listing Standards

ATLANTA, GA—(May 23, 2013) - AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company”), a leading long-term care provider, today announced that, on May 17, 2013, the Company received a deficiency letter from the NYSE MKT LLC (the “Exchange”) indicating that the Exchange has determined that the Company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s indication in its Form 12b-25, filed with the Securities and Exchange Commission (“SEC”) on April 16, 2013, that the Company is not able to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Form 10-Q”) with the SEC by the requisite deadline.  As previously disclosed, the Company received a deficiency letter from the Exchange on April 17, 2013 that it is not in compliance with Sections 134 and 1101 of the Company Guide due to its failure to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the SEC by the requisite deadline.

In the deficiency letter issued to the Company in April, the Exchange advised the Company that, in order to maintain its listing of securities on the Exchange, the Company must submit a plan to the Exchange by May 1, 2013, detailing the action it had taken, or would take, that would bring it into compliance with the continued listing standards of the Company Guide by July 16, 2013.  The Company provided to the Exchange the Company’s plan and supporting documentation on May 1, 2013.

In the deficiency letter issued to the Company in May, the Exchange indicated that, due to the similar nature of the deficiencies identified in the April and May deficiency letters, the Company is not required to submit an additional plan of compliance in connection with its failure to timely file the Form 10-Q.  If the Company chooses, it may supplement its plan, no later than May 31, 2013, to address how it intends to regain compliance with Sections 134 and 1101 of the Company Guide, with respect to filing of the Form 10-Q, by August 15, 2013.  The Company intends on providing supplemental materials to the Exchange in support of its plan by May 31, 2013.

The Company remains subject to the conditions set forth in the deficiency letter issued to the Company in April.  Accordingly, if its plan is not accepted by the Exchange, or if the Company is not in compliance with the Exchange’s continued listing standards within the timeframe provided or does not make progress consistent with its plan by July 16, 2013, then the Exchange will initiate delisting proceedings as it deems appropriate.

About AdCare Health Systems

AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. The Company owns and manages long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. For more information about the Company, visit www.adcarehealth.com.

Forward-Looking Statements

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipates,” “continues,” “expects,” “forecasts,” “outlook,” “believes,” “estimates,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for any fiscal period and other corporate developments will depend upon a number of regulatory, economic, competitive and other influences, including those factors discussed in the “Risk Factors” section and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

Investor Contact:

Brett Maas, Managing Partner

Hayden IR, LLC

646-536-7331

brett@haydenir.com